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                                                                    EXHIBIT 99.1


                                    (GRAPHIC)


                         WESTPORT RESOURCES CORPORATION
                            1670 BROADWAY, SUITE 2800
                                DENVER, CO 80202

  WESTPORT ANNOUNCES $350 MILLION ACQUISITION OF SOUTH TEXAS NATURAL GAS ASSETS

Denver, Colorado - November 6, 2003 - Westport Resources Corporation (NYSE: WRC) today announced that it has agreed to purchase from privately held United Resources oil and gas assets located in South Texas for a purchase price of approximately $350 million, subject to certain purchase price adjustments.

Westport estimates the proved reserves of the properties as of December 1, 2003 to be approximately 211 Bcfe, of which 97% is natural gas and 60% is proved developed. The properties are currently producing approximately 78 Mmcfe/d and Westport expects to operate approximately 86% of the net production. The properties have an average lease operating cost of approximately $0.50/Mcfe and a reserve to production ratio of approximately 8 years based upon estimated 2003 production. In addition to proved reserves, Westport has identified greater than 100 Bcfe of probable and possible potential and an exploratory prospect inventory comprised of 48,000 gross (25,000 net) undeveloped acres. Westport will allocate approximately $38 million to unproved properties, undeveloped acreage, seismic data, exploration projects and other assets. The purchase price allocated to proved reserves will be approximately $1.48/Mcfe.

"This transaction brings Westport predominantly operated, natural gas properties which complement our asset portfolio, and add over 200 potential exploitation drilling locations," commented Donald Wolf, Chairman and Chief Executive Officer of Westport. "In addition, we believe upside potential exists in numerous defined exploration prospects targeting the Wilcox, Lobo and Vicksburg trends. We expect this transaction to be accretive in 2004 adding 30 to 35 Bcfe of production, $80 to $100 million of net cash provided by operating activities and $0.30 to $0.35 of net income per share at NYMEX prices of $4.00 per Mcf of natural gas and $24.00 per barrel of oil."

The Company will use cash and borrowings under its revolving credit facility to fund the acquisition, which is expected to close in December 2003.

Westport will host a telephone conference call on Friday, November 7, 2003, at 11:00 a.m. EST to discuss the transaction. Please call 800-218-0530 (US/Canada) or 303-205-0033 (International) to be connected to the call. A digitized replay will also be available for two weeks following the live broadcast at 800-405-2236 (US/Canada) or 303-590-3000 (International) and can be accessed by using the passcode 559310#.


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In addition, the conference call will be available live on the Internet from the
Investor Relations-Webcast Presentation tab on Westport's website at www.westportresourcescorp.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and archived on the Company's website.
Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Rocky Mountains, Permian Basin/Mid-Continent, the Gulf Coast and offshore Gulf of Mexico.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as estimated reserves, estimated reserve potential, exploratory potential, estimated net cash, estimated net income, estimated net income per share, projected drilling and development activity and projected production. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company's business and other cautionary statements set forth in the filings of the Company with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, exploration risks, environmental risks, regulatory changes, general economic conditions, risks of assimilating acquired properties and the actions or inactions of third-party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this release.